EXHIBIT 99.1

GOODRICH PETROLEUM ANNOUNCES THIRD QUARTER

FINANCIAL AND OPERATING RESULTS

Houston, Texas – November 3, 2005. Goodrich Petroleum Corporation today announced financial and operating results for the third quarter and nine months ended September 30, 2005.

REVENUES

Total revenues for the three months ended September 30, 2005 increased by 44% to $17,258,000 versus $12,014,000 for the three months ended September 30, 2004. Average net oil and gas prices received in the third quarter of 2005 by the Company, including realized gains and losses on the effective portion of its commodity hedging program, increased by approximately 37% to $8.65 per Mcf of gas and $36.31 per barrel of oil, compared to the third quarter of 2004.

Total revenues for the nine months ended September 30, 2005 increased by 35% to $43,132,000 versus $31,969,000 for the nine months ended September 30, 2004. Average net oil and gas prices received for the nine months ended September 30, 2005 were $7.51 per Mcf of gas and $37.49 per barrel of oil.

CASH FLOW

Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased to $8,461,000 in the three months ended September 30, 2005, compared to $7,890,000 in the three months ended September 30, 2004. Net cash provided by operating activities was $13,372,000 in the three months ended September 30, 2005, compared to $10,457,000 in the three months ended September 30, 2004 (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).

Net cash provided by operating activities was $42,894,000 in the nine months ended September 30, 2005, compared to $24,108,000 in the nine months ended September 30, 2004. Discretionary cash flow increased to $23,714,000 in the nine months ended September 30, 2005, compared to $19,007,000 in the nine months ended September 30, 2004 (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).

OPERATING INCOME

Operating income, defined as revenues minus operating expenses, was $3,007,000 for the three months ended September 30, 2005, compared to $2,604,000 in the three months ended September 30, 2004.

Operating income was $3,602,000 in the nine months ended September 30, 2005 compared to $8,168,000 in the nine months ended September 30, 2004

NET EARNINGS

After giving effect to a non-cash loss on derivatives not qualifying for hedge accounting of $32,625,000, the Company reported a net loss for the three months ended September 30, 2005 of $19,474,000 ($0.79 per basic share) compared to net income of $4,337,000, or $0.21 per basic share in the prior year period. Net loss applicable to common stock was $19,632,000 ($0.79 per basic share) in the three months ended September 30, 2005, compared to net income of $4,179,000, or $0.21 per basic share, in the three months ended September 30, 2004.

PRODUCTION

Net production volumes in the three months ended September 30, 2005 increased by approximately 9% over the second quarter and approximately 4% over the previous year to 1,573,000 Mcf of gas and 98,000 barrels of oil, or 2.16 billion cubic feet equivalent (“Bcfe”), or the equivalent of approximately 23,500 Mcfe per day, versus 1,345,000 Mcf of gas and 121,000 barrels of oil, or 2.07 Bcfe, or the equivalent of approximately 22,500 Mcfe per day, in the three months ended September 30, 2004. A majority of the Company’s South Louisiana production was shut-in for Hurricanes Katrina and Rita for a portion of the third quarter. The Company estimates approximately 550,000 Mcfe of net quarterly production, or an average of 6,000 net Mcfe of gas per day for the quarter, was shut-in on August 24, 2005 and remained shut-in during the quarter as a result of the hurricanes. As previously reported on October 26th, the Company has restored approximately 66% of pre-storm volumes in South Louisiana, but still estimates that approximately 5,000 net Mcfe per day of pre-storm production remains shut-in waiting on downstream pipeline and facility repairs.

Approximately 47% of the production volumes for the three months ended September 30, 2005 came from Cotton Valley wells, versus approximately 4% of the production volumes for the three months ended September 30, 2004. During the three months ended September 30, 2005, the Cotton Valley production volumes averaged approximately 16,000 gross Mcfe per day from 22 net wells producing for the entire quarter.

Net production volumes in the nine months ended September 30, 2005 increased by approximately 9% to 4,094,000 Mcf of gas and 324,000 barrels of oil, or 6.04 Bcfe, versus 3,363,000 Mcf of gas and 366,000 barrels of oil, or 5.56 Bcfe, in the nine months ended September 30, 2004.

CAPITAL EXPENDITURES

Capital expenditures totaled $48,116,000 in the three months ended September 30, 2005, compared to $12,422,000 in the three months ended September 30, 2004. Approximately 75% of the capital expenditures in the third quarter of 2005 were associated with wells drilled in the Cotton Valley Trend.

In September 2005, the Company announced that its Board of Directors had authorized an increase in its 2005 capital expenditure budget to approximately $135 million. Approximately 85% of the 2005 capital expenditure budget is expected to be focused on the Cotton Valley Trend. With the completion of a public equity offering in May 2005, the Company expects to finance its remaining 2005 capital expenditures through a combination of cash flow from operations and borrowings under an anticipated expansion of its senior credit facility. In October 2005, the Company received a non-binding commitment from BNP Paribas and two co-lenders to expand the senior credit facility to a total of $105 million, consisting of a $75 million senior revolver and a new $30 million subordinated term loan, and to extend the term and maturity of the credit facility for an additional two years to February 25, 2010. Documentation of the expanded facility is currently underway and the Company expects closing of the new credit agreement and funding of the $30 million subordinated term loan to take place in mid November.

OPERATIONAL UPDATE

Cotton Valley

During the third quarter, the Company expanded its activities in the Cotton Valley Trend by adding three additional drilling rigs. The Company conducted drilling operations on 25 Cotton Valley wells during the third quarter of 2005. Through the end of the third quarter, the Company had drilled and logged a total of 50 wells, with a 100% success rate. Of the 50 wells drilled to total depth, 42 were producing and 8 were in the completion phase as of September 30th. In addition, the Company was conducting drilling operations on 8 wells.

The Company added 14 wells to production during the quarter. Gross Cotton Valley volumes grew by 43% in the third quarter over the second quarter of 2005, to approximately 1.46 Bcfe, or approximately 16,000 Mcfe per day. The average of 16,000 Mcfe per day was from 22 net wells producing for the entire quarter, for an average of 720 gross Mcfe per day, per well, or approximately 500 Mcfe per day, per well, net to the Company.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called discretionary cash flow because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended September 30,
	2005	2004
Selected Income Data
Total Revenues	$17,258,079	$12,013,787

Lease Operating Expense	2,404,320	1,850,107
Production Taxes	1,177,576	881,209
Depletion, Depreciation and Amortization	6,695,967	3,173,128
Exploration	1,396,377	1,864,640
General and Administrative	2,577,263	1,640,513

Total Operating Expenses	14,251,503	9,409,597

Operating Income	3,006,576	2,604,190

Interest Expense	(344,073)	(317,447)
Loss on Derivatives Not Qualifying for Hedge Accounting	(32,624,505)	—
Gain (Loss) on Sale of Assets and Litigation Judgment	—	2,045,748

Total Other Income (Expense)	(32,968,578)	1,728,301

Income (Loss) from Continuing Operations Before Taxes	(29,962,002)	4,332,491
Income Taxes	(10,487,929)	45,013

Net Income (Loss) from Continuing Operations	(19,474,073)	4,287,478
Discontinued Operations, Net of Income Taxes	—	49,916

Net Income (Loss)	(19,474,073)	4,337,394
Preferred Stock Dividends	158,200	158,201

Net Income (Loss) Applicable to Common Stock	$(19,632,273)	$4,179,193

Net Income (Loss) Per Share - Basic
Net Income (Loss) from Continuing Operations	$(0.79)	$0.21
Discontinued Operations, Net of Income Taxes	—	—

Net Income (Loss)	$(0.79)	$0.21

Net Income (Loss) Applicable to Common Stock	$(0.79)	$0.21

Net Income (Loss) Per Share - Diluted
Net Income (Loss) from Continuing Operations	$(0.79)	$0.20
Discontinued Operations, Net of Income Taxes	—	0.01

Net Income (Loss)	$(0.79)	$0.21

Net Income (Loss) Applicable to Common Stock	$(0.79)	$0.20

Average Common Shares (Basic)	24,784,484	20,221,358
Average Common Shares (Diluted)	24,784,484	21,091,390

Selected Cash Flow Data
Discretionary cash flow	$8,460,954	$7,890,092
Net changes in working capital	4,910,592	2,566,868

Net cash provided by operating activities (GAAP)	$13,371,546	$10,456,960

Selected Operating Data
Net Natural Gas Produced (Mcf)	1,573,187	1,344,736
Average Price (per Mcf)	$8.65	$5.80
Net Crude Oil Produced (Bbl)	98,241	120,904
Average Price (per Bbl)	$36.31	$35.99
Total Production (Mcfe)	2,162,633	2,070,160
Average Price (per Mcfe)	$7.94	$5.79

	Nine Months Ended September 30,
	2005	2004
Selected Income Data
Total Revenues	$43,131,603	$31,969,113

Lease Operating Expense	6,935,991	4,978,173
Production Taxes	2,934,470	2,153,849
Depletion, Depreciation and Amortization	18,287,062	8,314,089
Exploration	5,338,746	3,881,443
General and Administrative	6,033,713	4,473,296

Total Operating Expenses	39,529,982	23,800,850

Operating Income (Loss)	3,601,621	8,168,263

Interest Expense	(1,139,285)	(788,589)
Loss on Derivatives Not Qualifying for Hedge Accounting	(42,736,334)	—
Gain (Loss) on Sale of Assets and Litigation Judgment	169,196	1,986,903

Total Other Income (Expense)	(43,706,423)	1,198,314

Income (Loss) from Continuing Operations Before Taxes	(40,104,802)	9,366,577
Income Taxes	(14,035,250)	170,878

Net Income (Loss) from Continuing Operations	(26,069,552)	9,195,699
Discontinued Operations, Net of Income Taxes	—	156,183

Net Income (Loss)	(26,069,552)	9,351,882
Preferred Stock Dividends	474,602	474,770

Net Income (Loss) Applicable to Common Stock	$(26,544,154)	$8,877,112

Net Income (Loss) Per Share - Basic
Net Income (Loss) from Continuing Operations	$(1.13)	$0.48
Discontinued Operations, Net of Income Taxes	—	0.01

Net Income (Loss)	$(1.13)	$0.49

Net Income (Loss) Applicable to Common Stock	$(1.15)	$0.46

Net Income (Loss) Per Share - Diluted
Net Income (Loss) from Continuing Operations	$(1.13)	$0.46
Discontinued Operations, Net of Income Taxes	—	0.01

Net Income (Loss)	$(1.13)	$0.47

Net Income (Loss) Applicable to Common Stock	$(1.15)	$0.44

Average Common Shares (Basic)	23,023,855	19,228,728
Average Common Shares (Diluted)	23,023,855	20,044,793

Selected Cash Flow Data
Discretionary cash flow	$23,714,112	$19,007,519
Net changes in working capital	19,179,586	5,100,255

Net cash provided by operating activities (GAAP)	$42,893,698	$24,107,774

Selected Operating Data
Net Natural Gas Produced (Mcf)	4,093,794	3,362,924
Average Price (per Mcf)	$7.51	$6.08
Net Crude Oil Produced (Bbl)	324,298	366,295
Average Price (per Bbl)	$37.49	$32.35
Total Production (Mcfe)	6,039,582	5,560,694
Average Price (per Mcfe)	$7.10	$5.72